UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting Material Under Rule 14a-12

OWENS REALTY MORTGAGE, INC.

(Name of Registrant as Specified in Its Charter)

HOVDE CAPITAL ADVISORS LLC

HOVDE CAPITAL LTD
FINANCIAL INSTITUTIONS PARTNERS III LP
OPAL ADVISORS LLC

OPAL CAPITAL PARTNERS LP
ERIC D. HOVDE
STEVEN D. HOVDE
JAMES P. HUA
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR immediate release

Contact:	Ian Joyce, Hovde Capital Advisors (202) 822-8117 ijoyce@hovdecapital.com	John Grau, InvestorCom (203) 972-9300 ext. 11 jgrau@investor-com.com

Owens Realty MOrtgage STACKs the board and
deprives shareholders of their vote, according to
hovde capital

Hovde Capital calls for a Stop to the Governance Abuses of ORM through management’s use of stall tactics to prevent shareholders from exercising their right to vote.

MADISON, Wis., July 17, 2018 — Hovde Capital Advisors issued the following statement: At the Owens Realty Mortgage, Inc. (NYSEAM: ORM) annual meeting of shareholders held on Monday July 16, 2018, the Company announced two unnamed directors would be appointed to the Company’s board, bypassing shareholders’ most basic right of having the ability to elect their directors. ORM’s board has now added three new directors in the midst of a proxy contest, an unheard-of practice. Further, at the annual meeting, ORM’s Chairman Schmal admitted that the Company had only entered into discussions during the last week with these two newly proposed directors and did not know their backgrounds well.

This is clearly a desperate attempt to stack the board in order to protect their own self-interest. ORM is furthering its abuse of shareholders by depriving them of their most basic right of being able to elect their directors. Instead of taking votes on the existing slate of directors, Chairman Schmal proclaimed that the annual meeting would be adjourned and postponed three days and voting would remain open until Thursday July 19, 2018 with no reason provided.

ORM is consistently breaching proper governance standards and this is a clear example of a board tactic to delay voting in order to gather further last-minute voting support, instead of losing the proxy contest to the Shareholder Group. Hovde has garnered support from both Institutional Shareholder Services (“ISS”) and Glass Lewis, the two largest proxy voting recommendation agencies, based on the history of ORM abusing shareholders, as they did yesterday at the Company’s annual meeting by arbitrarily delaying the shareholder vote.

Most shareholders will understand that these moves by the Board are steps to further entrench the incumbents and highlight that immediate change in the boardroom is necessary.

The Shareholder Group is fighting for the voice of all shareholders, and strongly recommends shareholders of ORM also fight for their rights and vote for Steven D. Hovde and James P. Hua to ensure their voice is heard on the GOLD voting form or proxy card. If you have already voted, you have every right to change or update your vote to support our nominees. It is SIMPLE to change your vote, by completing and submitting the GOLD, OPPOSITION or DISSIDENT proxy card before voting closes on Thursday July 19, 2018.

Hovde Capital Advisors’ definitive proxy materials, letters to shareholders and other materials regarding our recommendation for the 2018 Annual Meeting can be found at www.fixORM.com.

Important Voting Instructions

If any of your shares of Common Stock are held at a brokerage firm, bank, bank nominee or other institution, only that institution can vote such shares of Common Stock and must do so by receiving specific instructions from you, which you can give by phone, internet, or completing and returning your mailed GOLD voting form.

If you have not yet received your GOLD voting form, you can vote by contacting your brokerage firm directly and requesting your OPPOSITION proxy control number to vote your shares electronically or by telephone. You may also vote by signing, dating and returning the GOLD proxy card or voting form.

After submitting your votes FOR our nominees, DO NOT fill out or submit Management’s WHITE proxy card. Voting AGAINST or to ABSTAIN on the WHITE proxy card is not a vote FOR our nominees on the GOLD proxy card and can invalidate your vote for the nominees on the GOLD proxy card.

Only the latest dated and completed proxy card will be considered valid.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, InvestorCom toll free at (877) 972-0090 or email at info@investor-com.

Thank you for your support.

Hovde Capital Advisors, LLC on behalf of the Shareholder Group

Investor Contact

Ian Joyce, Hovde Capital Advisors, (202) 822-8117, ijoyce@hovdecapital.com

John Grau, InvestorCom, (203) 972-9300 ext. 11, jgrau@investor-com.com

Hovde Capital Advisors LLC ("Hovde Capital Advisors LLC"), Hovde Capital Ltd. ("Hovde Capital Ltd."), Financial Institutions Partners III LP ("FIP III LP"), Opal Advisors LLC ("Opal Advisors LLC"), Opal Capital Partners LP ("Opal Capital Partners LP"), Steven D. Hovde, James P. Hua, and Eric D. Hovde (collectively, the “Participants”) have filed a definitive proxy statement and an accompanying GOLD proxy card with the SEC to be used to solicit proxies for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of the Company. Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2018 Annual Meeting when they become available because they contain important information, including additional information relating to the Participants. These materials and other materials filed by the Shareholder Group in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov.

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